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                                                                    EXHIBIT 21.1

                                  SUBSIDIARIES

Belk-Simpson Company, Greenville, South Carolina (incorporated in South
Carolina)
United Electronic Services, Inc. (incorporated in Virginia)
Tyvola Insurance Company (incorporated in North Carolina)
The Belk Center, Inc. (incorporated in North Carolina)
Belk International, Inc. (incorporated in North Carolina)
Belk National Bank (incorporated in Georgia)
Belk Stores Services, Inc. (incorporated in North Carolina)
Belk Administration Company (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Stores of Virginia LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Accounts Receivable LLC (incorporated in North Carolina) (Subsidiary of Belk Stores Services, Inc.)
Belk Gift Company, LLC (incorporated in North Carolina)